EXHIBIT 99.1




FOR:           AMREP Corporation
               641 Lexington Avenue
               New York, NY 10022

CONTACT:       Peter M. Pizza
               Vice President and
               Chief Financial Officer
               (212) 705-4700

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                       AMREP REPORTS FIRST QUARTER RESULTS

NEW YORK, September 12, 2005 - AMREP Corporation (NYSE:AXR) today reported net income of $5,364,000, or $0.81 per share, for its fiscal 2006 first quarter ended July 31, 2005, compared to net income of $4,026,000, or $0.61 per share, in the first quarter of the prior fiscal year. This consisted of 2006 first quarter net income from continuing operations of $1,802,000, or $0.27 per share, and from discontinued operations of $3,562,000, or $0.54 per share, versus $3,941,000, or $0.60 per share, and $85,000, or $0.01 per share, in the same period last year. Revenues were $30,014,000 in the first quarter this year versus $33,638,000 in the first quarter of fiscal 2005.

Net income from discontinued operations in the first quarter of 2006 was the result of the after-tax gain (including interest and net of expenses) on the disposition through condemnation proceedings of the primary assets of the Company's El Dorado, New Mexico water utility subsidiary. Financial information for operations from prior periods has been reclassified to conform to this presentation.

Revenues from the Company's Kable Media Services, Inc. subsidiary were $22,155,000 in the first quarter of 2006 compared to $23,650,000 in the same quarter last year. This 6.3% decrease was the result of a 9.4% revenue decline in Kable's Fulfillment Services segment offset in part by a 13.5% revenue increase in its Newsstand Distribution Services business. The decline in Fulfillment Services revenues was principally the result of customer losses at Kable's Colorado fulfillment business that occurred throughout fiscal 2005, most of which had been identified prior to the Company's acquisition of that business in April 2003, while the increase in revenues of Newsstand Distribution Services resulted from increased sales of magazines distributed due, in part, to additional business obtained from the purchase of certain distribution contracts in the third quarter of fiscal 2005. Kable's operating expenses decreased 2.2% in the first quarter of 2006 compared to the same period last year, with the operating expenses of Fulfillment Services decreasing 3.8% for this period, primarily due to reduced payroll resulting from the revenue decrease. Operating costs for Newsstand Distribution Services increased 12.5% in the first three months of 2006 compared to the same period last year as a result of costs associated with the distribution contracts purchased in the third quarter of fiscal 2005.

Revenues at the Company's AMREP Southwest Real Estate subsidiary decreased from $9,965,000 in the first quarter of 2005 to $7,689,000 in the first quarter of 2006, mainly because the prior year included $1,913,000 of revenues from the settlement of condemnation proceedings involving the Company's last remaining parcel of land in Florida. Revenues from land sales in the Company's core market of Rio Rancho, New Mexico were $7,409,000 in the first three months of 2006 compared to $7,769,000 in 2005's first quarter. The gross profit percentage on Rio Rancho land sales in the first quarter decreased from 53% in 2005 to 36% in 2006 due to a change in the mix of developed versus unimproved lots sold, as sales in the first quarter of 2006 included a greater proportion of developed lots (which generally have a lower gross profit margin than unimproved lots) than was the case in the first quarter of 2005. Revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily a good indication of what may occur in future periods.

AMREP Corporation's Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico.

                                      *****

                                AMREP Corporation
                                and Subsidiaries
                              Financial Highlights
                                   (Unaudited)

                                            Three Months Ended July 31,
                                            ---------------------------
                                            2005                  2004
                                            ----                  ----
Revenues                               $ 30,014,000          $ 33,638,000

Net income:
   Continuing operations               $  1,802,000          $  3,941,000
   Discontinued operations                3,562,000                85,000
                                       ------------          ------------
                                       $  5,364,000          $  4,026,000

Earnings per share - Basic and
Diluted:
   Continuing operations               $       0.27          $       0.60
   Discontinued operations                     0.54                  0.01
                                       ------------          ------------
                                       $       0.81          $       0.61
                                       ------------          ------------

Weighted average number of common
shares outstanding                        6,626,000             6,606,000
                                       ------------          ------------